EXHIBIT 99(b)

                        HOUSTON INDUSTRIES ENERGY, INC.
                 LONG-TERM PROJECT INCENTIVE COMPENSATION PLAN

                   (As Established Effective January 1, 1994)


                                FIRST AMENDMENT


     Houston Industries Incorporated, a Texas corporation, having established the Houston Industries Energy, Inc. Long-Term Project Incentive Compensation Plan, effective January 1, 1994 (the "Plan"), and having reserved the right under Article XIV thereof to amend the Plan, does hereby amend the Plan, effective as of March 1, 1995, as follows:

     1. The second sentence of Article VIII.A is hereby amended in its entirety, to read as follows:

         "In the discretion of the Personnel Committee, all or a portion of this Award shall be designated as the 'Annual Award', and the remaining portion, if any, shall be designated as the 'Long-Term Award'."

     2. Article IX.A(1) is hereby amended in its entirety to read as follows:

                  "(1) ANNUAL AWARDS: In the sole discretion of the Personnel Committee, Annual Awards may be paid either in cash, in one lump sum, or in shares of HI Stock, or in a combination of cash and shares of HI Stock."

     3. Terms used in this Amendment and not defined herein are used herein as they are defined in the Plan. References in the Plan to "this Plan" (and indirect references such as "hereof" and "herein") are amended to refer to the Plan as amended by this Amendment. Except as expressly amended hereby, the Plan shall remain in full force and effect and is hereby ratified and confirmed in all respects.
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     IN WITNESS WHEREOF, Houston Industries Incorporated has caused this
Amendment to be executed by its duly authorized officers this 3rd day of March, 1995, but effective as of March 1, 1995.

                              HOUSTON INDUSTRIES INCORPORATED

                              By  /S/  D. D. SYKORA
                                       D. D. Sykora
                                       President and Chief Operating Officer

ATTEST:

/S/  R. B. DAUPHIN
Assistant Corporate Secretary

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